Exhibit 99.1

For Immediate Release
March 2, 2020
NW Natural Holdings Reports Fourth Quarter and Full Year 2019 Results
Initiates 2020 guidance for earnings from continuing operations
PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN), reported financial results and highlights including:

•
Reported net income from continuing operations of $2.19 per share for 2019 and adjusted earnings[1] from continuing operations of $2.41 per share, compared to net income from continuing operations of $2.33 per share for 2018

•	Added nearly 12,500 natural gas meters over the last 12 months equating to a 1.7% growth rate

•	Invested nearly $240 million in our natural gas infrastructure and began service at the North Mist facility

•	Scored first in the nation among large gas utilities in the 2019 J.D. Power Gas Utility Residential Customer Satisfaction Study

•	Completed NW Natural's first Washington general rate case in a decade

•
Filed an Oregon general rate case in December 2019 to recover costs and investments that strengthen and reinforce the natural gas system, provide necessary system maintenance and operational resiliency, and technology upgrades

•	Closed four water and wastewater utility transactions bringing our total connections to nearly 21,000

•	Increased the dividend for 64th consecutive year to an annual indicated dividend rate of $1.91 per share

•	Initiated 2020 earnings guidance in the range of $2.25 to $2.45 per share from continuing operations

"2019 was a very successful year filled with progress as we delivered on the key objectives of our long-term strategic plan," said David H. Anderson, president and CEO of Northwest Natural Holding Company. "Our gas utility experienced solid growth, and we continued the disciplined expansion of our water and wastewater utility business. Our employees were once again honored with top customer satisfaction scores, and shareholders received their 64th consecutive dividend increase. I'm proud of all our accomplishments in 2019 and am excited to continue executing on our growth opportunities in 2020,” added Mr. Anderson.

For 2019, Northwest Natural Holding Company (NW Natural Holdings or the Company) reported net income from continuing operations of $65.3 million (or $2.19 per share), compared to $67.3 million (or $2.33 per share) for 2018. The decrease in earnings reflects a non-cash regulatory pension disallowance1 of $10.5 million pre-tax or $6.6 million after-tax in 2019. Excluding the disallowance, adjusted net income from continuing operations for 20191 was $71.9 million (or $2.41 per share). The increase in adjusted earnings from continuing operations reflects higher margin from new natural gas rates, revenues from the North Mist gas storage facility that commenced service in May 2019, and customer growth, partially offset by higher operating expenses.

________

1
Adjusted 2019 metrics are non-GAAP financial measures and exclude the regulatory pension disallowance of $10.5 million pre-tax or $6.6 million and $0.22 cents per share after-tax. See "Annual Results" and "Reconciliation to GAAP" for additional information.

KEY INITIATIVES

Oregon Rate Case Filed — New Rates Expected Nov. 1, 2020
On December 30, 2019, NW Natural filed a request for a general rate increase with the Public Utility Commission of Oregon (OPUC). The filing includes a requested $71.4 million annual revenue requirement increase based on a capital structure of 50% debt and 50% equity; a return on equity of 10.0%; a cost of capital of 7.298%; and average rate base of $1.47 billion.

The filing reflects an increase in average rate base of $269.9 million compared to the last rate case due to the following items:

•	Investments supporting customer growth and reliability of the distribution system as well as operating resiliency;

•	Replacement of key components of the Mist storage facility, which provides critical service during the peak winter months; and

•	Technology upgrades that enhance cybersecurity and critical customer interfacing systems.

NW Natural’s filing will be reviewed by the OPUC and other stakeholders. The process is anticipated to take up to 10 months with new rates expected to take effect November 1, 2020.

Washington General Rate Case Completed — New Rates Nov. 1, 2019
On Oct. 21, 2019, the Washington Utilities and Transportation Commission (WUTC) issued an order approving the all-party settlement in NW Natural's general rate case, increasing the utility's revenue requirement by $5.1 million (or $3.8 million after-tax). Approximately 10% of NW Natural’s revenues are derived from its Washington customers.

The order approved a capital structure of 50% long-term debt, 1% short-term debt, and 49% common equity; a return on equity of 9.4%; cost of capital of 7.161%; and rate base of $173.7 million or an increase of $45.9 million since the last rate case.

The order also addresses how net benefits from the Tax Cuts and Jobs Act (TCJA) will be returned to customers. In the first year, customers will experience an initial rate reduction of $2.6 million and ongoing annual rate reductions are estimated to be $0.5 million thereafter. In addition, an environmental mechanism was approved that allows NW Natural to recover remediation costs allocated to Washington customers. New rates in Washington were effective beginning Nov. 1, 2019.

North Mist Gas Storage Facility Begins Service
NW Natural's North Mist facility was placed into service in May 2019. The $149 million facility began earning revenues under an established tariff when it was placed into service. The project is designed to provide long-term, no-notice underground gas storage service to support a local utility company's gas-fired electric generating facilities that enable the integration of wind power into the region's generation mix.

Water Utilities and Acquisitions
NW Natural Holdings' subsidiary, NW Natural Water Company, LLC (NW Natural Water), closed four acquisitions in 2019, including its largest to-date — the Sunriver water and wastewater utilities in Oregon. In January 2020, the Suncadia water and wastewater utilities in Washington state closed. NW Natural Water currently serves about 52,000 people through nearly 21,000 connections in the Pacific Northwest.

Several additional acquisitions are pending including a water utility that serves approximately 3,600 connections in Conroe, Texas. The acquisitions are subject to customary closing conditions, including approvals by the applicable public utility commissions and are expected to close in 2020.

Upon closing all outstanding transactions, NW Natural Water expects to serve about 62,000 people through nearly 25,000 connections and have invested approximately $110 million in the water sector. Aggregate acquisitions are projected to be accretive to NW Natural Holdings’ earnings per share in the first full year of operations. While ongoing operations are not expected to have an immediately material impact on earnings, the acquisitions mark the Company's continued commitment to building a water platform that provides investors with a risk profile similar to NW Natural's regulated gas utility.

ANNUAL RESULTS
The following financial comparisons are between the annual results for 2019 and 2018 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5%, unless otherwise noted. Non-GAAP financial measures exclude the effects of the regulatory pension disallowance in 2019 as these adjusted metrics provide a clearer view of operations, reflect how Management views financial results, and provide comparability to prior year results. See "Reconciliation to GAAP" for a detailed reconciliation of adjusted amounts.

In 2019, several lines in the financial statements included offsetting adjustments with no significant effect on net income. These adjustments related to the 2018 Oregon general rate case, which required the application of TCJA benefits to a deferral account and expensing pension benefit costs in 2019 that in prior years were deferred to a pension balancing account. These offsetting adjustments were as follows:

•	$12.2 million increase in margin;

•	$6.3 million increase in operations and maintenance expense;

•	$11.2 million increase in other expense; and

•	$5.4 million decrease in income tax expense.

NW Natural Holdings' annual results are summarized by business segment in the table below:

	2019		2018		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income from continuing operations:
Natural gas distribution segment	$60,828	$2.04	$57,491	$1.99	$3,337	$0.05
Regulatory pension disallowance, net	6,588	0.22	—	—	6,588	0.22
Adjusted natural gas distribution segment[1]	$67,416	$2.26	$57,491	$1.99	$9,925	$0.27

Other	$4,483	$0.15	$9,820	$0.34	$(5,337)	$(0.19)

Consolidated	$65,311	$2.19	$67,311	$2.33	$(2,000)	$(0.14)
Adjusted consolidated[1]	71,899	2.41	67,311	2.33	4,588	0.08

Diluted Shares		29,859		28,873		986

1
Adjusted 2019 natural gas distribution segment and adjusted consolidated net income from continuing operations are non-GAAP financial measures and exclude the effects of a regulatory disallowance of NW Natural's pension balancing account of $6.6 million after-tax (or $10.5 million pre-tax). See "Reconciliation to GAAP" for additional information.

Natural Gas Distribution Segment
Natural gas distribution segment net income increased $3.3 million (or $0.05 per share). Results include a $6.6 million non-cash detriment due to a regulatory disallowance of NW Natural's pension balancing account. Excluding the effects of the disallowance, net income increased $9.9 million reflecting higher margin from new natural gas rates, revenues from the North Mist gas storage facility that commenced service in May 2019, and customer growth, partially offset by higher operating expenses.

Margin increased $28.7 million primarily due to higher rates, customer growth of 1.7% over the last 12 months, and the start of North Mist storage services, which collectively contributed $13.5 million. Colder than normal weather in early 2019 along with higher fee revenue from interruptible customers as a result of system restrictions contributed $2.7 million, net of losses from the gas cost incentive sharing mechanism. Finally, as described above, margin increased $12.2 million due to the Oregon rate case with no significant effect on net income as offsetting adjustments were recognized through expenses and income taxes.

Operations and maintenance expense increased $11.3 million, of which underlying core operations and maintenance expense increased $2.2 million from higher compensation, professional service and contractor expenses. The increase also reflected $2.8 million of expense related to the disallowance of costs in the pension balancing account. Finally, as mentioned above, due to the Oregon rate case $6.3 million of costs were recognized with no significant effect on net income due to offsetting adjustments in margin and income taxes.

Depreciation expense increased $4.2 million as we continue to invest in our natural gas utility system and facilities.

Other income, net decreased $15.1 million due to the $4.9 million disallowance of costs in the pension balancing account and a $3.3 million decline in AFUDC as a result of completing the North Mist expansion project. This was partially offset by recognizing $3.8 million of regulatory interest income that represent the equity interest component of financing costs on the pension balancing account. Finally, as described above, other expense increased $11.2 million related to the Oregon general rate case with no significant effect on net income due to offsetting adjustments in margin and income taxes.

Interest expense increased $3.3 million primarily from higher long-term debt balances and higher commercial paper balances in the first half of 2019.

Other
Other net income decreased $5.3 million (or $0.19 per share) primarily due to lower asset management revenues in 2019 due to a combination of less favorable market conditions and an increase in the portion of these revenues that is shared with customers following the Oregon general rate case. In addition, the water utility business had higher development costs associated with growth during 2019.

FOURTH QUARTER RESULTS
The following financial comparisons are between the fourth quarter of 2019 and 2018 with individual year-over-year drivers presented on an after-tax basis using a statutory tax rate of 26.5%, unless otherwise noted.

NW Natural Holdings' fourth quarter results are summarized by business segment in the table below:

	2019		2018		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income from continuing operations:
Natural gas distribution segment	$37,980	$1.25	$32,561	$1.12	$5,419	$0.13
Other	368	0.01	4,222	0.15	(3,854)	(0.14)
Net income from continuing operations	$38,348	$1.26	$36,783	$1.27	$1,565	$(0.01)

Diluted Shares		30,521		28,940		1,581

Natural Gas Distribution Segment
Natural gas distribution segment net income increased $5.4 million (or an increase of $0.13 per share). The increase in net income reflected revenues from the North Mist facility and higher rates. Earnings per share was affected by share issuances in 2019.

Margin increased $5.1 million primarily due to the commencement of storage services at our North Mist facility in May 2019, which contributed $3.4 million, and customer growth of 1.7% over the last 12 months, which added $1.2 million. New rates increased margin $1.6 million, although this was partially offset by a one-time $1.1 million disallowance associated with historical Washington environmental costs.

Operations and maintenance expense increased $2.4 million related to higher payroll and benefit costs as well as additional costs for professional services and contractors.

Depreciation expense increased $1.5 million as we continue to invest in our natural gas utility system and facilities.

Income tax expense declined $4.5 million as a result of returning deferred tax reform benefits to Oregon customers through volumetric base rates, while corresponding benefits are recognized in income tax expense in alignment with pre-tax income.

Other
Other net income decreased $3.9 million (or $0.14 per share) primarily due to lower asset management revenues in 2019 as we had optimization opportunities in 2018 that did not recur in 2019. In 2018 market conditions reflected an October Canadian pipeline incident.

BALANCE SHEET AND CASH FLOWS
For 2019, the Company generated $185.3 million in operating cash flow and invested $238.7 million in natural gas utility capital expenditures to support growth, safety, and technology and facility upgrades and $56.8 million to acquire water and wastewater utilities. Net cash provided by financing activities was $115.5 million for 2019 primarily due to issuing $175 million of long-term debt and 1.4 million shares of NW Natural Holdings common stock in June 2019, partially offset by repayments of long- and short-term debt.

GUIDANCE
NW Natural Holdings initiated 2020 earnings guidance from continuing operations in the range of $2.25 to $2.45 per share. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant local, state or federal laws, legislation or regulations. The expected sale of Gill Ranch and the related gain, and any operating loss associated with it, are not included in this guidance range, as they are, and are expected to continue to be, reported as Discontinued Operations.

The Company expects capital expenditures for 2020 to be in the range of $240 million to $280 million, with $230 million to $270 million relating to the natural gas distribution segment and approximately $10 million related to maintenance capital expenditures for water utilities that we currently own or have under a purchase and sale agreement. Regarding the natural gas utility capital expenditures, approximately two-thirds of the planned amount is for core utility investments with the remainder related to projects for safety, reliability, and technology upgrades.

The total capital investment for the five-year period from 2020 to 2024 is expected to range from $980 million to $1.14 billion, with $950 million to $1.10 billion relating to the natural gas distribution segment and $30 million to $40 million related to maintenance capital expenditures for water utilities we currently own or have under a purchase and sale agreement. Regarding the natural gas utility capital expenditures, approximately two-thirds of the planned amount is for core utility investments with the remainder related to projects. These projects include system reinforcements to support growth and reliability, resiliency projects for our resource centers, and technology upgrades related to the enterprise resource planning system and customer information system.

The timing and amount of the core capital expenditures and projects for 2020 and the next five years could change based on regulation, growth, and cost estimates. Additional investments in our infrastructure during and after 2020 that are not incorporated in the estimates provided above will depend largely on additional regulations, growth, and expansion opportunities. Required funds for the investments are expected to be internally generated and/or financed with long-term debt or equity, as appropriate.

64 YEARS OF INCREASING DIVIDENDS
On Nov. 15, 2019, NW Natural Holdings paid its 64th consecutive annual dividend increase. In 2020, the board of directors of NW Natural Holdings declared a quarterly dividend of 47.75 cents per share on the Company’s common stock. The dividend was paid on Feb. 14, 2020 to shareholders of record on Jan. 31, 2020. The Company’s current indicated annual dividend rate is $1.91 per share.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its fourth quarter and annual 2019 financial and operating results.

Date and Time:	Monday, March 2 8 a.m. PT (11 a.m. ET)

Phone Numbers:	United States: 1-866-267-6789 Canada: 1-855-669-9657 International: 1-412-902-4110
The call will also be webcast in a listen-only format for the media and general public and can be accessed at nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), and 1-412-317-0088 (international). The replay access code is 10138234.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon, and through its subsidiaries has been doing business for over 160 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), and other business interests and activities.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2.5 million people in more than 140 communities through more than 760,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores.

NW Natural Holdings’ subsidiaries own and operate 35 Bcf of underground gas storage capacity with NW Natural operating 20 Bcf in Oregon.

NW Natural Water currently provides water distribution and wastewater services to communities throughout the Pacific Northwest. When current outstanding transactions close, NW Natural Water expects to serve approximately 62,000 people through nearly 25,000 connections in the Pacific Northwest and Texas. Learn more about our water business at nwnaturalwater.com.

Additional information is available at nwnaturalholdings.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: n1s@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: msm@nwnatural.com

Forward-Looking Statements
This report, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, timing, goals, strategies, future events, investments, capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and integration thereof, dispositions and timing, completion and outcomes thereof, customer and business growth, customer satisfaction ratings, weather, the water utility strategy and financial effects of the related pending water acquisitions, financial results, including estimated income, liquidity, expenses, positions, revenues, returns, timing, and earnings and earnings guidance, dividends, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, regulatory prudence reviews, anticipated regulatory actions or filings, expectations, accounting treatment and classification of discontinued operations, effects of changes in laws or regulations, and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

Presentation of Non-GAAP Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures exclude the regulatory pension disallowance in 2019, which is a non-GAAP financial measure. The Company presents net income and EPS excluding this item along with the GAAP measures to illustrate the magnitude of this item on ongoing business and operational results. Although the excluded amount is properly included in the determination of this item under GAAP, the Company believes the amount and nature of such an item makes period-to-period comparisons of operations difficult or potentially confusing. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references to EPS are on the basis of diluted shares. The Company uses such non-GAAP financial measures to analyze financial performance because the Company believes they provide useful information to investors and creditors in evaluating the Company's financial condition and results of operations.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
Fourth Quarter and Annual 2019
	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	December 31,			December 31,
	2019	2018	Change	2019	2018	Change
Operating revenues	$247,264	$226,702	9%	$746,372	$706,143	6%

Operating expenses:
Cost of gas	91,744	79,822	15	254,911	255,519	—
Operations and maintenance	46,337	41,578	11	178,191	156,698	14
Environmental remediation	5,079	3,599	41	12,337	11,127	11
General taxes	7,489	7,380	1	32,388	32,172	1
Revenue taxes	10,369	9,351	11	30,325	30,082	1
Depreciation and amortization	24,162	21,649	12	91,496	85,156	7
Other operating expenses	1,119	1,070	5	3,250	3,227	1
Total operating expenses	186,299	164,449	13	602,898	573,981	5
Income from operations	60,965	62,253	(2)	143,474	132,162	9
Other income (expense), net	(4,054)	(2,462)	65	(22,836)	(3,601)	534
Interest expense, net	10,878	10,008	9	42,685	37,059	15
Income before income taxes	46,033	49,783	(8)	77,953	91,502	(15)
Income tax expense	7,685	13,000	(41)	12,642	24,191	(48)
Net income from continuing operations	38,348	36,783	4	65,311	67,311	(3)
Loss from discontinued operations, net of tax	(1,608)	(959)	68	(3,576)	(2,742)	30
Net income	$36,740	$35,824	3	$61,735	$64,569	(4)

Common shares outstanding:
Average diluted for period	30,521	28,940		29,859	28,873
End of period	30,472	28,880		30,472	28,880

Per share information:
Diluted earnings per share from continuing operations	$1.26	$1.27		$2.19	$2.33
Diluted loss per share from discontinued operations, net of tax	(0.06)	(0.03)		(0.12)	(0.09)
Diluted earnings per share	1.20	1.24		2.07	2.24
Dividends paid per share	0.4775	0.4750		1.9025	1.8925
Book value per share, end of period	28.42	26.41		28.42	26.41
Market closing price, end of period	73.73	60.46		73.73	60.46

Capital structure, end of period:
Common stock equity	45.7%	44.4%		45.7%	44.4%
Long-term debt	42.5	41.1		42.5	41.1
Short-term debt (including current maturities of long-term debt)	11.8	14.5		11.8	14.5
Total	100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	762,877	750,421	1.7%	762,877	750,421	1.7%
Volumes - therms:
Residential and commercial sales	253,360	222,139		734,347	661,163
Industrial sales and transportation	131,986	119,620		480,807	467,040
Total volumes sold and delivered	385,346	341,759		1,215,154	1,128,203
Operating revenues:
Residential and commercial sales	$219,382	$200,904		$638,884	$621,782
Industrial sales and transportation	16,042	15,141		56,553	58,713
Other distribution revenues	357	3,035		13,035	(109)
Other regulated services	4,659	43		12,056	262
Total operating revenues	240,440	219,123		720,528	680,648
Less: Cost of gas	91,800	79,879		255,135	255,743
Environmental remediation expense	5,079	3,599		12,337	11,127
Revenue taxes	10,369	9,351		30,325	30,082
Margin, net	$133,192	$126,294		$422,731	$383,696
Degree days:
Average (25-year average)	1,064	1,077		2,710	2,714
Actual	1,071	864	24%	2,709	2,313	17%
Percent (warmer) colder than average weather	1%	(20)%		—%	(15)%

NM = Not Meaningful calculation

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	As of December 31,
In thousands	2019	2018
Assets:
Current assets:
Cash and cash equivalents	$9,648	$12,633
Accounts receivable	67,137	66,970
Accrued unbilled revenue	56,192	57,827
Allowance for uncollectible accounts	(673)	(977)
Regulatory assets	41,929	41,930
Derivative instruments	6,802	9,001
Inventories	43,985	44,149
Gas reserves	15,278	16,647
Income taxes receivable	256	6,000
Other current assets	38,004	28,472
Discontinued operations - current assets	15,134	13,269
Total current assets	293,692	295,921
Non-current assets:
Property, plant, and equipment	3,476,746	3,414,490
Less: accumulated depreciation	1,037,847	993,118
Total property, plant, and equipment, net	2,438,899	2,421,372
Gas reserves	48,394	66,197
Regulatory assets	343,146	371,786
Derivative instruments	3,337	725
Other investments	63,333	63,558
Operating lease right of use asset	2,950	—
Assets under sales-type leases	146,310	—
Goodwill	49,929	8,954
Other non-current assets	38,464	14,149
Total non-current assets	3,134,762	2,946,741
Total assets	$3,428,454	$3,242,662
Liabilities and equity:
Current liabilities:
Short-term debt	$149,100	$217,620
Current maturities of long-term debt	75,109	29,989
Accounts payable	113,370	115,878
Taxes accrued	11,971	11,023
Interest accrued	7,451	7,306
Regulatory liabilities	44,657	47,436
Derivative instruments	2,000	12,381
Operating lease liabilities	2,101	—
Other current liabilities	62,705	54,492
Discontinued operations - current liabilities	13,709	12,959
Total current liabilities	482,173	509,084
Long-term debt	805,955	706,247
Deferred credits and other non-current liabilities:
Deferred tax liabilities	295,643	280,463
Regulatory liabilities	625,717	611,560
Pension and other postretirement benefit liabilities	228,129	221,886
Derivative instruments	609	3,025
Operating lease liabilities	841	—
Other non-current liabilities	123,388	147,763
Total deferred credits and other non-current liabilities	1,274,327	1,264,697
Equity:
Common stock	558,282	457,640
Retained earnings	318,450	312,182
Accumulated other comprehensive loss	(10,733)	(7,188)
Total equity	865,999	762,634
Total liabilities and equity	$3,428,454	$3,242,662

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Year Ended December 31,
In thousands	2019	2018
Operating activities:
Net income	$61,735	$64,569
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	91,496	85,156
Regulatory amortization of gas reserves	19,172	16,684
Deferred income taxes	6,317	14,356
Qualified defined benefit pension plan expense	16,497	8,108
Contributions to qualified defined benefit pension plans	(10,970)	(15,540)
Deferred environmental expenditures, net	(16,226)	(14,528)
Environmental remediation expense	12,337	11,127
Regulatory revenue deferral from the TCJA	853	7,929
Regulatory disallowance of pension costs	10,500	—
Other	13,907	1,596
Changes in assets and liabilities:
Receivables, net	5,844	181
Inventories	(5,969)	3,207
Income and other taxes	4,528	(16,904)
Accounts payable	(16,485)	16,792
Interest accrued	145	526
Deferred gas costs	(23,471)	(14,395)
Decoupling mechanism	18,661	4,497
Other, net	(4,285)	(3,945)
Discontinued operations	712	(645)
Cash provided by operating activities	185,298	168,771
Investing activities:
Capital expenditures	(223,471)	(214,636)
Acquisitions, net of cash acquired	(56,786)	(873)
Leasehold improvement expenditures	(18,812)	(4,415)
Other	(2,885)	1,898
Discontinued operations	(1,827)	573
Cash used in investing activities	(303,781)	(217,453)
Financing activities:
Proceeds from stock options exercised	2,015	1,546
Proceeds from common stock issued	92,956	—
Long-term debt issued	175,000	50,000
Long-term debt retired	(30,000)	(97,000)
Change in short-term debt	(68,520)	163,274
Cash dividend payments on common stock	(53,339)	(51,311)
Stock purchases related to acquisitions	—	(7,951)
Other	(2,614)	(715)
Cash provided by financing activities	115,498	57,843
Increase (decrease) in cash and cash equivalents	(2,985)	9,161
Cash and cash equivalents, beginning of period	12,633	3,472
Cash and cash equivalents, end of period	$9,648	$12,633

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$41,231	$35,324
Income taxes paid (refunded), net	(96)	27,370

NORTHWEST NATURAL HOLDINGS
Reconciliation to GAAP (Unaudited)
Annual Results 2019
	Twelve Months Ended December 31,
	2019		2018
In thousands, except per share data	Amount	Per Share	Amount	Per Share
CONSOLIDATED
GAAP net income from continuing operations	$65,311	$2.19	$67,311	$2.33
Regulatory pension disallowance	10,500	0.35	—	—
Income tax effect of regulatory disallowance[1]	(3,912)	(0.13)	—	—
Adjusted net income from continuing operations	$71,899	$2.41	$67,311	$2.33

Diluted shares		29,859		28,873

NATURAL GAS DISTRIBUTION SEGMENT
GAAP net income	$60,828	$2.04	$57,491	$1.99
Regulatory pension disallowance	10,500	0.35	—	—
Income tax effect of regulatory disallowance[1]	(3,912)	(0.13)	—	—
Adjusted net income	$67,416	$2.26	$57,491	$1.99

1
Regulatory disallowance related to the pension balancing account was recognized in the first quarter of 2019. Tax effect of adjustment was calculated using a combined federal and statutory rate of 26.5% and reducing the disallowance by $1.1 million of deferred taxes specifically associated with the pension balancing account.